Exhibit 99.2
Operator
Ladies and gentlemen, thank you for standing by. Welcome to the Nuance Communications investors call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given at that time. If you should require assistance during the call, please press star than zero. As a reminder, this conference is being recorded. With us today are Chairman and CEO Mr. Paul Ricci and CFO Jamie Arnold. I would now like to turn the conference over to our host, Mr. Paul Ricci. Please go ahead.
Paul Ricci - Nuance Communications — Chairman and CEO
Thank you. Good afternoon, everyone and thank you for joining us today. Before we begin, I need to remind everyone that the matters we are discussing this afternoon include predictions, estimates, expectations, and other forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially. You should refer to our recent SEC filings for a detailed list of risk factors.
Our third quarter saw the achievement of important operational milestones. These include solid revenue growth, both as reported and organic; the first quarter of operations and integrations of Dictaphone; the launch of several new initiatives in our network and imbedded speech product lines; the release of Paper Port 11; preparation for the launch of Dragon 9, which was released subsequent to the quarter’s end on July 18th; and operating expenses below planned, which assisted us in turn to exceed our expectations for earnings in the quarter. From our press release this afternoon, you will see we recorded results above our expectations. We reported non-GAAP revenue of 121 million in the quarter, which includes approximately 7.9 million of non-GAAP Dictaphone revenue in accordance with the treatment we discussed at last quarter’s conference call. Excluding these revenues on a GAAP basis, revenue was 113.1 million for the quarter. Non-GAAP revenues grew by 113%. Organic revenues grew by 20%, as reported GAAP revenues grew by 100%. Our growth in Q3 derived from the sustained performance across most of our major product lines, and from solid execution in our integration and synergy efforts. Turning first to our imbedded speech solutions business, we saw excellent growth this quarter, with revenues up more than 35% year over year in the quarter. This result represents continuation of momentum from Q2. Embedded revenues in Q3 attained a new record. We secured a number of high-profile design wins in both automotive and handsets, including wins with Alpine, Audi, Bosch, Casio, Ford, and Samsung.
In addition, we signed an important IT license with one of the world’s largest cell phone manufacturers, strengthening our position in this market by creating additional business opportunities with that and other prominent manufacturers. And in automotive this past quarter, we introduced a suite of enhanced solutions for capabilities such as MP3 control, voice destination entry, hands-free cell phones, and advanced command and control. Extending our presence in embedded and mobile markets in the quarter, we launched Nuance mobile, a solutions portfolio that delivers speech applications that unify search, communications, and device control from mobile consumers and professionals. We continue to demonstrate these capabilities to customers and partners from whom I believe it’s fair to say we’ve received considerable interest. And although we remain in the early stages, we can now say that we’re entering trials, and we have begun to generate modest revenues. And while it’s premature to predict the potential size of the opportunity, I do expect meaningful contributions from Nuance mobile and fiscal year 2007.
We also continued growth and progress in our network business. Revenues as reported were up 55% and, excluding contributions from the former Nuance, we are up 15% organically. Revenues were up about 6% sequentially from the last quarter, and growth was balanced between North America and International. We signed new or follow-up contracts with companies including AT&T, Echostar, Nestle, Verizon, and Wachovia. In addition, Nuance provided the speech between two high-profile applications in the quarter. The information portal for the World Cup and 1(800)Free411, a directory assistance service that has captured the attention of users impressed for it’s automated service and for bringing an advertising-based revenue model to cell phone services. In the quarter, we expand our technology leadership in this market through several important initiatives. We introduced Nuance Open Call Steering, a call routing solution that allows customers, within an automated system, to describe their needs in their own words and move directly to a destination. This solution builds on the increased demand for improving the caller experience in customer satisfaction by helping businesses eliminate complex touch-tone mazes. Open Call Steering is another component of our Human Touch Initiative that offers solutions, capabilities, and best practices for creating a superior caller experience. One where people can interact naturally with automated systems.
You’ll recall last quarter we referenced several opportunities with enterprise prospects in the formal Nuance pipeline that did not close. We realized some of these revenues in Q3 and expect to realize more in Q4, as well as Q1 of fiscal year 2007. So I’m comfortable reporting progress in this respect. Nonetheless, though, I’d say our sales execution in these accounts is still not at the level it can be. I’m confident in the steps we have taken to improve this. As evidence, we do expect network revenues this quarter, the fourth quarter, to increase sequentially from the third quarter. Moving to our dictation revenues, but leaving aside for the moment Dictaphone, our sales of our Dragon product line in health care were quite good, following some challenges last quarter in the wake of the Dictaphone announcement. Indeed, even including the challenges of last quarter, DNS (Dragon) health-care related revenues fiscal year to date were up about 40% over the same nine month period in the previous year.
Outside of health care, sales of Dragon were at expected; weak. You’ll recall from our conference call in May we anticipated third quarter revenues in non-health care Dragon would be down as our channels prepared for the launch of Dragon 9. Which, as you know, we subsequently launched in mid-July. I can say with confidence based upon the early results and extraordinary reception to DNS 9, the effects last quarter were limited solely to this pre-launch phenomenon. Imaging revenues for the quarter were 21.6 million, above our plan and up 35% from the June quarter last year. This performance owes to the successful launch of Paper port 11. The sale of multi seat licenses for our PDF family, robust sales of our Omnipage Software Developer Kit following the new version launch last spring, and revenues generated from our imaging IT. Key wins in the quarter in imaging included agreements that have expanded our partnership with Xerox, Brother, FedEx, Kinkos, as well as new agreements with Kodak, Stellant, and the U.S. Chamber of Commerce. It’s worth noting that our revenues, nine month year-to-date in our imaging business grew more than 10%, somewhat higher than we’ve seen in imaging in recent years.
Let me move to Dictaphone, and then offer some summary comments before turning the call over to Jamie. I’m pleased at the early results we’ve seen with Dictaphone, both with the integration process and the performance of the business. Non-GAAP revenues from Dictaphone were about 43 million, or 35.1 million on a GAAP basis, and roughly consistent with our expectations. This performance reflects a smooth integration and strong demand for both enterprise and a host of dictation solutions. The integration has progressed well after one quarter; we’re perhaps slightly ahead of our synergy targets. In fact, our confidence in the business is such that we initiated additional investments in health-care, including sales, marketing, R&D, and partner development, intending to allow us to further accelerate our growth in this market in fiscal year ‘07.
In summary, I’m pleased at how the organization performed in the quarter, handling a diverse agenda of product launches, growth initiatives, integration of Dictaphone and synergy attainment. Jamie will comment in greater detail about expenses, but from our press release, you can see that total operating expenses well below planned in conjunction with our revenues this quarter allowed us to improve results as compared with our previous guidance. I believe that this accomplishment, along with the other highlights I’ve mentioned, position us for a solid close to 2006. Before I discuss that in more detail, I want to turn the call over too Jamie. Jamie?
James Arnold - Nuance Communications — CFO and SR. VP
Thank you, Paul. Good afternoon, everyone. As Paul indicated, Nuance GAAP revenues in the quarter were 113.1 million, up 99% over the same period 2005, owing largely in revenue contribution from Dictaphone and former Nuance. Our GAAP revenues exclude approximately 7.9 million of revenues that were lost to purchase accounting in conjunction with the Dictaphone acquisition. This revenue has crossed all categories, included licensed professional services, maintenance, with these revenues included in the way we review management performance Nuance non-GAAP revenues were 121 million for the quarter.
Total GAAP speech revenues were 91.5 million. Non-GAAP speech revenue was 99.4 million, which included 36 million in network revenue, 9.6 million in imbedded revenue, and 53.8 million in dictation revenue. Imaging revenue was 21.6 million. GAAP license revenue was 60.5 million. Non-GAAP license revenue was 66.4 million, up 25.5 million from 40.9 million a year ago. GAAP professional services revenue including subscription and posted applications was 25.1 million. Non-GAAP professional services revenue was 26.8 million, up 14.2 million compared to 12.6 million for the same period last year. GAAP maintenance revenue — maintenance and support revenue was 27.4 million. Non-GAAP maintenance and support revenue was 27.7 million, up 24.5 million from the 3.2 million a year ago.
North American revenue accounted for approximately 77% of total revenue in the third quarter. Compared with 67% in the same period a year ago. The increase is largely attributable to Dictaphone-related products which derived a majority of revenue from North America. On a GAAP basis, Nuance recognized a net loss of 9.4 million or $0.06 per share in the quarter compared with net income of $200,000, or break-even per share for the comparable period in fiscal 2005. In addition to using GAAP results, we believe it is useful to measure performance using an non-GAAP measure of net income or loss, which excludes acquisition, transaction, and integration costs and as applicable, noncash taxes, interest, and stock-based compensation, amortization of intangible assets, and restructuring and other charges, and includes Dictaphone revenues lost to purchase accounting.
Using a non-GAAP measure, net income was 19.7 million or $0.11 per diluted share in the quarter. Compared with net income of 5.9 million or $0.05 per share a year ago. Cost of revenue in the quarter was approximately 29% of revenue for a gross margin of 71%. A 3% decline from one year ago, and owing to the revenue mix within Dictaphone which includes a higher proportion of hardware within product revenue. Please note that these gross margins exclude acquisition-related amortization. Product gross margins were 83% in this quarter as compared to 89% in the comparable quarter for fiscal 2005. Gross margins for professional services were 33% in the quarter as compared to 30% in the same period last year. Service margins again improved sequentially year over year. Maintenance margins were 79% in the quarter as compared to 58% in the same period last year. These improvements in margin owe primarily to the contributions for maintenance revenues from the former Nuance and Dictaphone. These gross margin numbers again exclude acquisition-related amortization and stock-based compensation.
Now, as I turn to operating expenses, I remind that the operating cost I’m describing exclude certain transition and integration costs. Please see the reconciliation on our web site. R&D was approximately 14.6 million, or 12% of revenue versus 10 million or 18% of revenue a year ago. The increase in absolute dollars can be attributed to the additional headcount throughout our product line. Sales and marketing spending was 33.8 million or 28% of revenue as compared to 18.7 million or 33% of revenue a year ago. This increase corresponds to a large infusion of additional sales employees from the Dictaphone acquisition and to a lesser extent, the Nuance acquisition, as well as the expansion of sales personnel and marketing programs associated with our other product line.
General and administrative expenses were 10.8 million or 9% of revenue as compared to 7.2 million or 13% of revenue in the same quarter last year. The increase in dollars was due to additional employees supporting the larger business as well as additional professional fees.
Turning to the balance sheet, DSOs, net of deferred revenues, were 43 days versus 57 days last quarter. Depreciation was 2.8 million, and capital expenditures were approximately $1 million. We exited the quarter with unrestricted cash and marketable securities of approximately $82 million. And now, I’ll turn the call back over to Paul.
Paul Ricci - Nuance Communications — Chairman and CEO
Thanks, Jamie. As I’ve said in my earlier comments, I believe the third quarter positions us well for strong results in the fourth quarter. And for continued momentum as we began fiscal year 2007. We have numerous factors that work in the fourth quarter, and I want to comment upon them in some detail.
First, and perhaps most significantly, we are in the midst of a new launch release of our Dragon Naturally Speaking product family. I can say, without hyperbole, that both press reception for that product and our sales in the first few weeks since the launch date meaningfully exceed our historical experience from past launches. Notwithstanding that DNS 8, the previous version, itself established new benchmarks on both these accounts. Nevertheless, please be mindful that in order to meet our full quarter plan, we must continue with strong launch performance unabated through the end of our quarter. Please also be aware that we have a major launch of one of our imaging products scheduled later this quarter. We expect revenues from this launch beginning in September and throughout the following quarter to be robust. But because the launch occurs late in the quarter, post-launch revenues will not fully offset the normal reduction we see of sales during the period of the quarter leading up to the launch.
We believe are imbedded business remains on a trajectory of rapid growth. During the summer months, though, we normally see royalty reports somewhat lower than other quarters. So while year over year growth in the quarter should remain strong, we do not anticipate the same sequential growth in imbedded as we saw in the last quarter over the second quarter. Network revenues will, we expect, rise sequentially in the fourth quarter. Although the June/September quarter is typically weak for enterprise sales, our experience from fiscal year 2005 suggest that the motivations for sales personnel to finish the year strongly overcomes the summer effect. While we’re confident of a solid quarter in the network market, we hardly need remind you that an outstanding quarter will depend upon the success rate in which we can close licensed contracts in the 500,000 to $2 million range. Likewise, I expect our health care dictation and transcription revenues, which will include Dictaphone and the Dragon Medical Line to be up in the fourth quarter. Our experience with Dictaphone is obviously quite new and we therefore want to be prudent. Furthermore, hospital revenues are historically weaker during the summer months. But nonetheless, our current forecasts indicate that we expect sequential growth in this quarter over the third quarter.
Considering all these factors together, we expect non-GAAP revenue in the fourth quarter to be in the range of 122 to 126 million. GAAP revenues, after the associated reduction related to Dictaphone, should be therefore in the range of 115 to 120 million. We expect non-GAAP earnings to be about $0.11 to $0.12 per share in the fiscal Q4. We therefore are narrowing our guidance for full-year non-GAAP EPS, which we had previously set at $0.31 to $0.34 per share to be now at $0.33 to $0.34 per share. On a GAAP basis, we expect a net loss per share of $0.03 for the fourth quarter, and a net loss per share of $0.12 for the full year.
Let me comment very briefly on fiscal year 2007. Our policy has been to provide full year guidance at the time of our fiscal fourth quarter conference call. We don’t want to change that policy now, but we would offer that we are comfortable with the range of current analyst expectations for both revenue and earnings in that full year. This concludes our formal remarks and we will now take questions.

Operator
[OPERATOR INSTRUCTIONS] And one moment. The first question comes from [Jeff Van He] from [Craig Hallium]. Please go ahead.
Jeff Van He - Craig Hallium — Analyst
Close enough. Nice quarter, guys, very nice. A couple questions. Maybe, Paul, if you would start on the network side. Talk to me about longer-term. What do think the market’s doing, what kind of growth rates do you expect from that longer-term. I think it said organically it was 15%. And secondly, comment on the acquired Nuance revenue stream and maybe tie that into your commentary that you expect improving sales execution and you’ve taken some steps to address that. Can you fill that in in a little more detail for us?
Paul Ricci - Nuance Communications — Chairman and CEO
Sure. With respect to the first question, the growth, I said in the past, and I continue to believe now, that the network business is going to generate growth in the range of 20 to 30%. It has sometimes been a little higher, it has on rare occasions been a little lower. I think if we look at the organic growth rate for ScanSoft and Nuance in the network business since the acquisition of Speechworks, it would have averaged in the 25% range over that period of time. That pattern has been a little perturbed in the acquisition of the former Nuance, and I think at the end of the day, the sales of the former Nuance telephony platform licenses will simply have ended up being lower than during that transitional period than we expected. As you know, that was not a long-term significant revenue stream as an independent licensed product for us, but in the 12 months following the sale — the purchase of the business we expected it would contribute more revenue than it has. I don’t think that that speaks at all, though, negatively to the long-term growth of the combined business. With respect to sales execution; I was reviewing the performance for the last four quarters or so of the network sales team, and it’s extremely high compared to their objectives with a handful of exceptions, and Steve Chambers who runs that business has taken actions to remediate that, and I see it as a relatively minor operational issue.
Jeff Van He - Craig Hallium — Analyst
I’m sorry, say that last part again? You said that their performance was extremely high relative to expectations but there was a small number —.
Paul Ricci - Nuance Communications — Chairman and CEO
There were a couple areas of problems, and I think Steve has addressed those.
Jeff Van He - Craig Hallium — Analyst
All right. And then with respect to Dictaphone, I think the initial guidance for Dictaphone was 80 to 85. I think you said you did 43 here. I guess, modestly exceeding expectations. I guess, two questions. Your thoughts on the growth for that business now that you’ve had little more time to look at it and see it work out in the field, and secondly, in your prepared remarks I think you commented you had some intentions to spend on sales, marketing, R&D, and partner development. Can you just color in with modest out performance so far and being very early on, why it is that you’re talking about ratcheting up investment in light of how early we are?
Paul Ricci - Nuance Communications — Chairman and CEO
I think there was a consulate of events at work in health care market that is making an automated dictation solution compelling and attractive. And those forces at work include things that we discussed before, but just to remind you, the pressures upon the health care industry to contain costs, pressures upon the health-care industry to move to a more electronic-based records management, the growing concerns around privacy and security of patient data and a great deal of dislocation in the old transcriptionist industry that was a labor-based industry serving that market, and just a general deterioration among the many companies serving the market. I think you put all those things together and you add into it the fact that speech technology is now demonstrably providing quantifiable cost savings in large hospitals, and I think you get the right chemistry to allow this expansion of the business, and we have concluded that we are in a very good position to take advantage of that. The Dictaphone team is very compelling in their presentation of that opportunity, and even though it has been a short period, it was a compelling-enough case that we decided to expand the sales, services and marketing efforts along with some additional R&D investments to seize more of that growth opportunity.
Jeff Van He - Craig Hallium — Analyst
In terms of the dollar amounts there, you had talked about cost synergies from Dictaphone of 20 to 25, and I think there been a number of points of commentary along the way that at least the high end of that range was an area that you were comfortable with based on what you had seen so far. To what extent does this offset it? Can you put any broad dollar amount around these reinvestments into Dictaphone?
Paul Ricci - Nuance Communications — Chairman and CEO
I can’t, but you shouldn’t really think of it as deteriorating the contribution of the synergies to the business. As we go into fiscal year ‘07, we’re going to have substantial growth in revenues, and we have to make portfolio decisions about where we invest additional money and support of those revenues, and I think the way to view it is that we’re going to — relative to some other opportunities, we have simply decided the Dictaphone opportunity comes to rest higher on the prioritization than it might have — we might have assumed 30 or 60 days ago.
Jeff Van He - Craig Hallium — Analyst
And then on Dictaphone, your thoughts on growth? Longer-term growth on Dictaphone?
Paul Ricci - Nuance Communications — Chairman and CEO
Well, I said previously that I believed we could get 15 to 20% growth on Dictaphone excluding the vestigial pieces of the business that we are gradually phasing out. And I think I should hold to that. Maybe we’ll be able to update that further in the future, but I don’t think I should change it now.
Jeff Van He - Craig Hallium — Analyst
Great. Thanks. Nice work.
Operator
Thank you. The next question comes from the line of Mike Lattimore from Raymond James. Please go ahead.
Mike Lattimore - Raymond James — Analyst
Good afternoon, nice quarter there. So on the cost synergies at Dictaphone; you basically feel like you have hit the upper end of that 20 to 25 million range that you were guiding?
Paul Ricci - Nuance Communications — Chairman and CEO
Yes. I think there’s still a little more cost synergy to be achieved, but I think meaningfully, yes.
Mike Lattimore - Raymond James — Analyst
And in terms of the product and service mix at Dictaphone, was that kind of as expected in the quarter?
Paul Ricci - Nuance Communications — Chairman and CEO

Yes.
Mike Lattimore - Raymond James — Analyst
In the growth that you’re seeing within the Speech part of the business as well as the ESP part of the business; that continues to be healthy?
Paul Ricci - Nuance Communications — Chairman and CEO
It was very healthy. The ESP business was — well, actually, business generally was very healthy but the ESP business was extraordinary.
Mike Lattimore - Raymond James — Analyst
In terms of the version nine of DNS; are there any particular new verticals that you think that will attach relative to version eight?
Paul Ricci - Nuance Communications — Chairman and CEO
Well, our primary focus in Dragon, even before Dictaphone, was first and foremost health care, and as I alluded to in the comment earlier, that has done well for. And as I said just in the earlier question about the health-care market, we think that health care business itself is ripe for more investments. So we wouldn’t want to just focus ourselves in Dragon from health care. As we go into next year, we do have other sales teams that are increasing their interest in legal, public safety, and a couple of other small vertical efforts, but probably, the market that will get somewhat more attention as we go into fiscal year ‘07 is legal. Which has already been a pretty good market for us in Europe.
Mike Lattimore - Raymond James — Analyst
Okay. And on the professional service side of things, how you feel about the utilization rates there; do you think that could go a fair amount higher, or not?
Paul Ricci - Nuance Communications — Chairman and CEO
Are you speaking generally across the company, or — .
Mike Lattimore - Raymond James — Analyst
Yes. The services organization.
Paul Ricci - Nuance Communications — Chairman and CEO
We have additional gross margin improvements available to us in services, but I wouldn’t want to — As I said in previous calls, we’ve had a track record now of probably two years or a bit more since we put new management into that organization of constant improvement. So the gains that we will have are going to be marginally smaller than they have been in the past, just because we’re working ourselves towards a pretty high utilization and profitability in that business.
Mike Lattimore - Raymond James — Analyst
Okay. And then on the digital imaging side of things; can you tell us what that operating margin was on that?
James Arnold - Nuance Communications — CFO and SR. VP
No, we don’t give that. I’m sorry.

Mike Lattimore - Raymond James — Analyst
And lastly, some guidance on tax rates in the fourth quarter — maybe ‘07, too, if you could do that.
James Arnold - Nuance Communications — CFO and SR. VP
Don’t have ‘07 for you, yet, Mike, but tax rate should be just below 10%.
Mike Lattimore - Raymond James — Analyst
Okay. Thank you.
Operator
Thank you. Our next question comes from the line of Richard Davis with Needham Company. Please go ahead.
Richard Davis - Needham Co. — Analyst
Hey, thanks very much. Probably a question for Paul. Maybe not. Longer term, I know we are infatuated about the last 90 days and stuff, but do you think the company that you’ve assembled today — I think you make that it’s a good stock, and that’s what has happen — but do you think this is a business you can kind of continue to grow, the revenues 15 to 20% annually, and then get operating margins in the neighborhood of say 25% some three years from now? Is a reasonable assumption and if there’s any attorneys on the line, I’ll ask them to hang up at this point; but in general when you think about the business, is this the kind of thing that you would envision?
Paul Ricci - Nuance Communications — Chairman and CEO
Yes. Let me be a little bit more specific. I think that speaking first about revenues, that our aggregated speech business can grow above 20%, and maybe including the embedded business, even closer to 25, but certainly above 20%. I think that we have seen our PDF product line growing at twice what we believed the PDF market is growing at, so I have some confidence that we can grow our imaging business in the to 8 to 10% range. And I think if you blend those therefore, you get something certainly close to 20%. With respect to operating margins, our objective for the company has been to deliver 20% organic growth without acquisitions, and a couple of percentage points in operating margins improvement per year. We did better than that — we will do better than that this year because there have been a lot of changes. But I think that a couple points of operating margin improvements successively over the next two to three years is a reasonable target for us. A couple of points per year, I mean.
Richard Davis - Needham Co. — Analyst
Yes. That makes sense. That was the main question I had. Thank you very much.
Operator
Thank you. Our next question comes from the line of [Keith Gay] with Tom Weisel. Please go ahead.
Keith Gay - Thomas Weisel Partners — Analyst
Good afternoon. Paul, you talk in your guidance discussion about the major imaging product launch in September, and that post launch revs won’t offset the prelaunch reduction in sales. Is that product release on schedule? Is it coming out at the point in the quarter which you had originally planned, or is it coming out later than you had originally planned?

Paul Ricci - Nuance Communications — Chairman and CEO
The revenue is in September. The launch is late in August. I think it might be a couple of weeks later, but not meaningfully later.
Keith Gay - Thomas Weisel Partners — Analyst
Okay, and then on your network business, you talked about it being up sequentially, comfortable of the solid quarter. Given it’s the end of your fiscal year, do you expect — I mean, the sales force on the enterprise I would assume has some end-of-year incentives. It sounds like you’re being somewhat conservative just because you’re not sure when the larger-size deals might hit. What’s the pipeline look like, and do you expect, based on sales incentives, that you could see more than just up a little bit sequentially?
Paul Ricci - Nuance Communications — Chairman and CEO
Well, I expect what I said earlier, and I don’t want to find myself requalifying the fourth quarter guidance. If I’m cautious, it’s because in Europe — and Europe’s not an inconsequential part of our business — there really is a downward pull on enterprise business in the September quarter. You get people returning in September, but as you know, they are nowhere to be found in August. So there’s that effect. But you are right; it is the weakness of the summer months in enterprise business that’s counteracted by the end-of-year incentives for our sales people to achieve their objectives, and as I said earlier, I think the net of those will be some sequential growth.
Richard Davis - Needham Co. — Analyst
And on your Dictaphone integration, how much longer do you feel in total you can have it as a fully-integrated entity in terms of product, people, etc.
Paul Ricci - Nuance Communications — Chairman and CEO
I think essentially everything will be done in the next 90 days or so, except for the support of their ERP system. I think I mentioned in a previous call that they had a fairly robust development of their financial systems around [BON] and the migration of that to our financial systems, which are based on Oracle, is going to take a bit longer, probably into early next year. So there will be some modest expenses associated with that. But other than that, I think that we are in the last 90 days of that or so.
Richard Davis - Needham Co. — Analyst
Okay. Thank you.
Operator
Our next question comes from the line of Daniel Ives with SBR. Please go ahead.
Daniel Ives - SBR — Analyst
Good quarter. First question, what was cash flow for operations in the quarter?
James Arnold - Nuance Communications — CFO and SR. VP
We are just finalizing the schedule right now, and so rather than give you a preliminary number, we will be publishing tomorrow when we publish our Q.
Daniel Ives - SBR — Analyst

Okay. So your publishing a Q tomorrow?
James Arnold - Nuance Communications — CFO and SR. VP
That’s correct.
Daniel Ives - SBR — Analyst
So could you just — Obviously you have a range — Was over 10 million?
James Arnold - Nuance Communications — CFO and SR. VP
I think it’s under 10 million.
Daniel Ives - SBR — Analyst
Under 10, but over five?
Paul Ricci - Nuance Communications — Chairman and CEO
I think you just have to accept we’re going to publish it tomorrow. We don’t want to give you an inaccurate number.
Daniel Ives - SBR — Analyst
Can you talk about — just in general — the network speech opportunity, called the upgrade from touchtone to speech, and how that market has matured, and the growth there, and what you think is the catalyst driving the market? Thanks.
Paul Ricci - Nuance Communications — Chairman and CEO
I didn’t hear the first half of your question. I’m sorry.
Daniel Ives - SBR — Analyst
In the network speech market, when you look at the upgrades from touchtone to speech in the call center, what do you think is really the catalyst driving that from what you have seen in the upgrading to speech. And maybe talk about the maturation of that market as you’ve seen it mature over the past year or two?
Paul Ricci - Nuance Communications — Chairman and CEO
Well, I think the catalyst have been a couple. First, there are straightforward cost benefits to the companies doing the automation because they get better automation rates, and therefore reduce use of human operators, which has historically been an important — perhaps the most important — driver of their consideration. But increasingly, over the last 18 months, we have seen, and have begun to focus on, the interest around using speech as part of crafting a higher-quality caller experience. And I made some comments earlier today about initiatives that we’ve launched under the umbrella of our Human Touch Program to try and take advantage of that increased interest. So, I think there’s a bimodal interest of cost on the one hand and interest in caller experience and customer satisfaction on the other hand. I don’t think that there has been a terrific change in the business over the last year and a half except what I just mentioned, and certainly as well a growing sense by us about the importance of providing a complete solution, meaning the technologies, the applications on top of the core technologies, and services to install that. And that’s put a lot of pressure on us to grow our services organization in order to address that solution capability, and we’ve talked in previous quarters about the importance of doing that, and it remains an important part of the business today. I don’t have the precise numbers, but I would suspect that if I were to look at the hiring log for professional services people in that part of the business, it’s probably right now 20 or 30 openings.
Operator
I’m sorry. Was your question answered? Mr. Ives?
Daniel Ives - SBR — Analyst
Yes. My question was answered.
Operator
Ladies and gentlemen, once again if you have a question, please press star one at this time. And our next question comes from the line of [Karen Payne] from Pacific Edge. Please go ahead.
Karen Payne - Pacific Edge — Analyst
Thanks, I have two questions. Just to confirm, you said imaging revenue in the quarter of 21.6 million? Can you let me know — You talked about extended agreements with large OEMs. Were there any large one-time transactions that were included in the 21.6 million associated with these large OEM agreements? And my second question relates to the accrued business combination costs. There’s a total of about 60 — Just over 60 million combining short-term and long-term. Can you give me an idea of how much will be cash-related? Thanks.
Paul Ricci - Nuance Communications — Chairman and CEO
On the first question, all revenue transactions are one-time until you get the next one, so I don’t think there’s anything that I want to add to that. We do a lot of license deals and a lot of sales, and there’s no guarantee that you’re going to win the next sales from those customers. I will say that our experience is that when you develop business with a customer, you typically get more business from that customer in the future, but that’s not always the case. With respect to the cash —
James Arnold - Nuance Communications — CFO and SR. VP
The business combination costs are primarily cash that will go out. They include the cost of a large lease that we took over with the Nuance acquisition.
Karen Payne - Pacific Edge — Analyst
And so what should we assume about the duration of the long-term part of the costs? How long will it take for the cash payment?
James Arnold - Nuance Communications — CFO and SR. VP
It’s about seven years.
Karen Payne - Pacific Edge — Analyst
Okay. But just to follow up on the answer to the imaging — Of the 21.6 million, were there several transactions that were more than 10% of that?
James Arnold - Nuance Communications — CFO and SR. VP

There were transactions in the 21.6 million that were more than $1 million, and that’s not uncommon to have large transactions in the imaging business.
Karen Payne - Pacific Edge — Analyst
Okay. Thanks.
Operator
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Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended				Three months ended
	June 30,				June 30,
	GAAP			Non-GAAP	GAAP			Non-GAAP
	2006	Adjustments		2006	2005	Adjustments		2005
Product	$60,535	$5,900	(3)	$66,435	$40,958	$—		$40,958
Maintenance	27,441	300	(3)	27,741	3,227	—		3,227
Professional services	25,099	1,715	(3)	26,814	12,629	—		12,629

Total revenue	113,075	7,915		120,990	56,814	—		56,814

Costs and expenses:
Cost of product	8,553	1,921	(1,2,3)	10,474	4,782	(4	)(1)	4,778
Cost of maintenance	6,223	(186	)(1)	6,037	1,363	(3	) (1)	1,360
Cost of professional services	19,824	(1,377	)(1,2)	18,447	8,899	(22	)(1)	8,877
Cost of revenue from amortization of intangible assets	2,468	(2,468)		—	1,752	(1,752)		—

Total costs of revenue	37,068	(2,110)		34,958	16,796	(1,781)		15,015

Gross Margin	76,007	10,025		86,032	40,018	1,781		41,799

Research and development	16,457	(1,804	)(1,2)	14,653	9,891	97	(1)	9,988
Selling and marketing	36,474	(2,723	)(1,2)	33,751	18,866	(199	)(1)	18,667
General and administrative	15,018	(4,172	)(1,2)	10,846	7,686	(449	)(1)	7,237
Amortization of other intangible assets	6,377	(6,377)		—	1,083	(1,083)		—
Restructuring and other charges	67	(67)		—	2,080	(2,080)		—

Total operating expenses	74,393	(15,143)		59,250	39,606	(3,714)		35,892

Income (loss) from operations	1,614	25,168		26,782	412	5,495		5,907

Other income (expense), net	(6,867)	1,180		(5,687)	108	286		394

Income (loss) before income taxes	(5,253)	26,348		21,095	520	5,781		6,301

Provision (benefit from) for income taxes	4,168	(2,782)		1,386	360	(4)		356

Income (loss) before cumulative effect of accounting change	(9,421)	29,130		19,709	160	5,785		5,945

Cumulative effect of accounting change	—	—		—	—	—		—

Net income (loss)	$(9,421)	$29,130		$19,709	$160	$5,785		$5,945

Net Income (loss) per share: basic & fully diluted	$(0.06)	$0.16		$0.11	$0.00	$0.05		$0.05

Weighted average common shares outstanding:
Basic	167,482	—		167,482	108,713	—		108,713

Fully Diluted	183,475	—		183,475	116,417	—		116,417

	2006	2005
(1) Non-cash stock based compensation
Cost of product licenses	$17	$4
Cost of maintenance	186	3
Cost of professional services	490	22
Research and development	1,097	(97)
Selling and marketing	2,081	199
General and administrative	1,682	449

Total	$5,553	$580

(2) Acquisition related transition and integration costs
Cost of product licenses	$49	$—
Cost of professional services	887	—
Research and development	707	—
Selling and marketing	642	—
General and administrative	2,490	$—

Total	$4,775	$—

	2006	2005
(3) Purchase accounting adjustment
Revenue	$7,915	$—
Cost of product licenses	(1,987)	—

Total	$5,928	$—

Dicatphone GAAP revenue	$35,144
Purchase accounting adjustment	7,915

Dicatphone non-gaap revenue	43,059

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Nine months ended				Nine months ended
	June 30,				June 30,
	GAAP			Non-GAAP	GAAP			Non-GAAP
	2006	Adjustments		2006	2005	Adjustments		2005
Product	$162,271	$5,900	(3)	$168,171	$125,380	$—		$125,380
Maintenance	43,014	300	(3)	43,314	9,629			9,629
Professional services	55,071	1,715	(3)	56,786	35,496			35,496

Total revenue	260,356	7,915		268,271	170,505	—		170,505

Costs and expenses:
Cost of product	18,290	1,873	(1,2,3)	20,163	14,769	(9	)(1)	14,760
Cost of maintenance	9,573	(413	)(1,2)	9,160	3,293	(5	) (1)	3,288
Cost of professional services	42,144	(2,217	)(1,2)	39,927	26,295	(75	) (1)	26,220
Cost of revenue from amortization of intangible assets	7,419	(7,419)		—	7,260	(7,260)		—

Total costs of revenue	77,426	(8,176)		69,250	51,617	(7,349)		44,268

Gross Margin	182,930	16,091		199,021	118,888	7,349		126,237

Research and development	41,516	(3,988	)(1,2)	37,528	29,291	(67	)(1)	29,224
Selling and marketing	90,159	(5,872	)(1,2)	84,287	57,353	(560	)(1)	56,793
General and administrative	40,571	(12,829	)(1,2)	27,742	21,714	(1,218	)(1)	20,496
Amortization of other intangible assets	10,361	(10,361)		—	2,731	(2,731)		—
Restructuring and other charges	(1,233)	1,233		—	2,739	(2,739)		—

Total operating expenses	181,374	(31,817)		149,557	113,828	(7,315)		106,513

Income (loss) from operations	1,556	47,908		49,464	5,060	14,664		19,724

Other income (expense), net	(8,052)	2,880		(5,172)	(458)	638		180

Income (loss) before income taxes	(6,496)	50,788		44,292	4,602	15,302		19,904

Provision (benefit from) for income taxes	8,524	(5,588)		2,936	2,303	(1,008)		1,295

Income (loss) before cumulative effect of accounting change	(15,020)	56,376		41,356	2,299	16,310		18,609

Cumulative effect of accounting change	672	(672)		—	—	—		—

Net income (loss)	$(15,692)	$57,048		$41,356	$2,299	$16,310		$18,609

Net Income (loss) per share: basic & fully diluted	$(0.10)	$0.32		$0.23	$0.02	$0.14		$0.16

Weighted average common shares outstanding:
Basic	162,400	—		162,400	106,414	—		106,414

Fully Diluted	178,989	—		178,989	114,029	—		114,029

	2006	2005
(1) Non-cash stock based compensation
Cost of product licenses	$65	$9
Cost of maintenance	298	5
Cost of professional services	1,199	75
Research and development	3,157	67
Selling and marketing	4,836	560
General and administrative	4,969	1,218
Cumulative effect of accounting change	672	—

Total	$15,196	$1,934

(2) Acquisition related transition and integration costs
Cost of product licenses	$49	$—
Cost of maintenance	115	—
Cost of professional services	1,018	—
Research and development	831	—
Selling and marketing	1,036	—
General and administrative	7,860	—

Total	$10,909	$—

(3) Purchase accounting adjustment
Revenue	$7,915	$—
Cost of product licenses	(1,987)	—

Total	$5,928	$—

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited
GAAP: Fiscal Fourth Quarter 2006
   Net Income Per Share Guidance

	Three months ended
	September 30, 2006
	Low	High
GAAP Total revenue	$116,000	$120,000
Purchase accounting adjustment — Dictaphone revenue	6,000	6,000

Total Non-GAAP revenue	$122,000	$126,000

GAAP net income (loss), per share	$(0.03)	$(0.03)
Cost of revenue from amortization of intangible assets, per share	0.01	0.01
Amortization of intangible assets, per share	0.03	0.03
Stock based compensation, per share	0.03	0.03
Restructuring and other charges, per share	0.00	0.00
Acquisition related transition and integration costs, per share	0.03	0.03
Non-cash interest expense, per share	0.01	0.01
Non-cash taxes, per share	0.00	0.01
Purchase accounting adjustment, dictaphone revenue	0.03	0.03

Non-GAAP net income (loss), per share	$0.11	$0.12

Shares used in computing non-gaap net income (los) per share:

Weighted average common shares: basic	168,000	168,000

Weighted average common and common equivalent shares: diluted	185,000	185,000